Exhibit 99.1

Vapotherm Announces NYSE Continued Listing Standard Notice Related to Stock Price

EXETER, New Hampshire, December 6, 2022 / Business Wire / -- Vapotherm, Inc. (NYSE: VAPO), (“Vapotherm” or the “Company”), a global medical technology company focused on the development and commercialization of its proprietary Vapotherm high velocity therapy® products, which are used to treat patients of all ages suffering from respiratory distress, today announced that it was notified (the “Notice”) on November 30, 2022 by the New York Stock Exchange, Inc. (the “NYSE”) that the Company is not in compliance with the NYSE’s continued listing standard set forth in Section 802.01C of the NYSE’s Listed Company Manual because the average closing price of the Company’s common stock was less than $1.00 per share over a consecutive 30 trading-day period.

As set forth in the Notice, as of November 29, 2022, the 30-trading day average closing share price of the Company’s common stock was $0.98 per share.

Pursuant to Section 802.01C, the Company has a period of six months following receipt of the Notice to regain compliance with the minimum share price requirement. In order to regain compliance, on the last trading day of any calendar month during the cure period or on the last business day of the six month cure period, the Company’s shares of common stock must demonstrate (i) a closing price of at least $1.00 per share and (ii) an average closing share price of at least $1.00 over the 30 trading-day period ending on such date.

As of December 5, 2022, the closing share price of the Company’s common stock was $1.62 per share and the 30-trading day average closing share price of the Company’s common stock was $1.01.

As previously disclosed in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 3, 2022 (the “October 3, 2022 Form 8-K”), the Company received notice on September 27, 2022 that it was not in compliance with the continued listing standard set forth in Section 802.01B of the NYSE’s Listed Company Manual because the Company’s average global market capitalization for the prior 30 trading-day period was less than $50 million, and, at the same time, the Company’s stockholders’ equity was less than $50 million. The Company timely filed a plan to cure this deficiency with the NYSE on November 11, 2022 and this plan remains under review by the NYSE.

The Notice has no immediate impact on the listing of the Company’s common stock, which will continue to trade on the NYSE during the applicable cure period, subject to all other listing requirements of the NYSE. As previously disclosed in the October 3, 2022 Form 8-K, the Company’s common stock will continue to trade under the symbol “VAPO” with the added designation of “.BC” to indicate that the Company is not currently in compliance with NYSE continued listing standards. The “.BC” indicator will be removed at such time as the Company regains compliance with all continued listing standards.

The NYSE notification does not affect the Company’s business operations or its SEC reporting requirements, nor does it conflict with or cause an event of default under any of the Company’s debt agreements.

About Vapotherm

Vapotherm, Inc. (NYSE: VAPO) is a publicly traded developer and manufacturer of advanced respiratory technology based in Exeter, New Hampshire, USA. The Company develops innovative, comfortable, non-invasive technologies for respiratory support of patients with chronic or acute breathing disorders. Over 3.6 million patients have been treated with the use of Vapotherm high velocity therapy® systems. For more information, visit www.vapotherm.com.

Vapotherm high velocity therapy is mask-free noninvasive ventilatory support and is a front-line tool for relieving respiratory distress—including hypercapnia, hypoxemia, and dyspnea. It allows for the fast, safe treatment of undifferentiated respiratory distress with one tool. The Precision Flow system’s mask-free interface delivers optimally conditioned breathing gases, making it comfortable for patients and reducing the risks and care complexities associated with mask therapies. While being treated, patients can talk, eat, drink and take oral medication.

Website Information

Vapotherm routinely posts important information for investors on the Investor Relations section of its website, http://investors.vapotherm.com/. Vapotherm intends to use this website as a means of disclosing material, non-public information and for complying with Vapotherm’s disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of Vapotherm’s website, in addition to following Vapotherm’s press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, Vapotherm’s website is not incorporated by reference into, and is not a part of, this document.

Legal Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements under the Private Securities Litigation Reform Act of 1995 that involve risk and uncertainties, including its intent to regain compliance with the NYSE continued listing standards. In some cases, you can identify forward-looking statements by terms such as “expect,” “plan,” “anticipate,” “could,” “would,” “intend,” “believe,” “estimate,” “predict,” or “continue” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words, and the use of future dates. Each forward-looking statement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such statement. Applicable risks and uncertainties include, but are not limited to the following: Vapotherm’s future financial performance and operating results; its need for additional financing; its ability to regain compliance with the NYSE continued listing standards; risks associated with the move of its manufacturing operations to Mexico; its dependence on sales generated from its Precision Flow systems; competition from multi-national corporations who have significantly greater resources than Vapotherm and are more established in the respiratory market; the ability for Precision Flow systems to gain increased market acceptance; Vapotherm’s inexperience directly marketing and selling its products; the potential loss of one or more suppliers and dependence on its new third party manufacturer; Vapotherm’s susceptibility to seasonal fluctuations; Vapotherm’s failure to comply with applicable United States and foreign regulatory requirements; the failure to obtain U.S. Food and Drug Administration or other regulatory authorization to market and sell future products or its inability to secure, maintain or enforce patent or other intellectual property protection for its products; the impact of the COVID-19 pandemic on its business, including its supply chain, and the other risks and uncertainties included under the heading “Risk Factors” in Vapotherm’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, as filed with the SEC on February 24, 2022, and Vapotherm’s most recent Quarterly Report on Form 10-Q for the quarter ended September 30, 2022, as filed with the SEC on November 2, 2022, and in any subsequent filings with the SEC. The forward-looking statements contained in this press release reflect Vapotherm’s views as of the date hereof, and Vapotherm does not assume and specifically disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.

SOURCE: Vapotherm, Inc.

Investor Relations Contacts:

Mark Klausner or Mike Vallie, Westwicke, an ICR Company, ir@vtherm.com, +1 (603) 658-0011